Exhibit 5.2

January 9, 2018

Sempra Energy

488 8th Avenue

San Diego, California 92101

Re:	Registration Statement No. 333-220257 – Issuance of 17,250,000 Shares of
6% Mandatory Convertible Preferred Stock, Series A

Ladies and Gentlemen:

We have acted as special counsel to Sempra Energy, a California corporation (the “Company”), in connection with the proposed issuance of 17,250,000 shares of the Company’s 6% Mandatory Convertible Preferred Stock, Series A (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2017 (Registration No. 333-220257), as amended by post-effective Amendment No. 1 filed with the Commission on January 2, 2018 (as so filed and amended, the “Registration Statement”). The Shares are being sold pursuant to an underwriting agreement dated January 4, 2018 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Barclays Capital Inc., as representatives of the several underwriters named in Schedule I to the Underwriting Agreement.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the general corporation law of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

 January 9, 2018

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company and when certificates representing the Shares (in the form of the specimen certificate filed as an exhibit to the Company’s Form 8-K dated January 9, 2018) have been manually signed by an authorized officer of the transfer agent and registrar therefor and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Corporations Code of the State of California.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated January 9, 2018 and to the reference to our firm contained in the prospectus for the offering of the Shares under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP